Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is made as of the 30th day of December 2014 (“Effective Date”) between Inno-Haven, LLC, a Connecticut Limited Liability Company (“Seller”), and NanoViricides, Inc.., a Nevada Corporation (“Purchaser”).

Subject to the terms and conditions of this Agreement, Seller will sell to Purchaser, and Purchaser will purchase from Seller the Property (as defined below), including an approximately 18,000 square foot, single story, laboratory and office building located at 1 Controls Drive, Shelton, Connecticut 06484 (the “Building”).

ARTICLE 1. PROPERTY/PURCHASE PRICE

1.1. Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

(a) Seller’s interest in the land described in Exhibit A attached hereto (the “Land”), and all other right, title and interest of Seller in and to (i) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining to such Land; and (ii) any land lying in the bed of any street, road or alley, open or proposed, adjoining and appurtenant to such Land;

(b) The Building;

(c) All right, title and interest of Seller in and to all improvements and fixtures located on or in the Land and Building (the “Improvements”), except for tangible personal property and other trade fixtures and equipment owned by Purchaser, specifically excluded in Schedule ___ attached hereto, which shall not be part of the Improvements or this Agreement and shall remain the property of Purchaser; provided, however, all electrical, plumbing, HVAC, life safety systems, attached laboratory benches, autoclaves, climatized rooms, clean rooms, and gas and liquid distribution systems, shall be included as part of the Improvements and assigned to Purchaser at Closing (the foregoing are included and not subject to separate consideration). The Building, Land and Improvements are collectively referred to herein as the “Real Property”; and

(d) The “Intangible Property,” being all, right, title and interest of Seller, if any, in and to: (i) all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property (to the extent assignable); (ii) the plans and specifications for the Improvements (to the extent assignable); (iii) warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Real Property or the Tangible Personal Property and assignable); (iv) all construction documents including architectural plans, engineering specifications, facility documentation as may exist; and (iv) insurance proceeds and condemnation awards or claims thereto to the extent provided be assigned to Purchaser hereunder.

1.2. Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Property shall be four million two hundred and twenty two thousand five hundred and forty eight and 54/00 ($4,222,548.54) DOLLARS Plus all costs associated with the closing and transfer of the property to the purchaser(the “Purchase Price”). The Purchase Price, as adjusted for prorations, deposits and other adjustments as provided herein, shall be paid to Escrow Agent by wire transfer of immediately available funds or by bank or certified check. The purchase price so paid shall reimburse Seller for all amounts incurred or paid by seller in acquiring and improving the premises at 1 Controls Drive, Shelton, Ct.

1.3. Deposit of Earnest Money. Within two (2) business days (in this Agreement, a business day shall mean any day of the year other than any Saturday or Sunday or any other day on which banks located in New Haven, Connecticut generally are closed for business) after the Effective Date, Purchaser shall deposit $1,000,000 in cash (such amount, including any interest earned thereon, the “Earnest Money”) with the Escrow Agent (as defined below). The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B. Prior to the expiration of the Due Diligence Period (as defined below), the Earnest Money shall be promptly returned to Purchaser upon termination of this Agreement pursuant to Section 2.2. Following the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable, except as otherwise provided herein. Seller shall not deliver any instruction to the Escrow Agent calling for disbursement of the Earnest Money to Seller except following the occurrence of Purchaser’s default hereunder and the expiration of any applicable cure period or as otherwise expressly provided in this Agreement, and Seller further agrees to provide Purchaser with a copy of such instruction concurrently with the delivery thereof to the Escrow Agent. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement. The Escrow Agent, by signing this agreement acknowledges that it currently holds one million ($1,000,000) dollars in escrow as collateral for a certain loan by made to the Seller. Subject to the terms of such collateral, Purchaser provides such funds as the earnest money hereunder and Seller accepts such funds.

1.4. Right of First Refusal: If at any time subsequent to Closing, Purchaser shall receive a binding offer in writing, from an unrelated third party acceptable to Purchaser, or to Purchaser's successor in interest, for the purchase of the premises, the Purchaser, prior to or as a condition of an acceptance thereof, shall give the Seller, with respect to each such offer, written notice thereof and a copy of said offer including the name and address of the proposed purchaser; and Seller shall have the option and right of first refusal for sixty (60) days after receipt of such notice within which to elect to purchase the Premises on the terms of said offer.. If Seller shall elect to purchase the Premises pursuant to the option and first refusal herein granted, it shall give notice of such election within such sixty(60) day period.

1. 5. Title Company and Escrow Agent. The “Escrow Agent” is Harry Schochat, Esq. and “Title Company” is : Chicago Title Company, 2 Corporate Drive, Suite 144, Shelton, CT 06484.

1.6. Closing Date. The “Closing Date” shall mean as of June 30, 2014. Closing shall take place on December 30, 2014.

ARTICLE 2. INSPECTION

2.1. Seller’s Delivery of Specified Documents. To the extent such items exist and are in Seller’s possession or control, Seller shall provide or make available to Purchaser at the Property the information and documents set forth on Exhibit C attached hereto (the “Property Information”) on the Effective Date. Seller agrees to cooperate with Purchaser and make copies, at Purchaser’s expense, of such documentation as Purchaser may request during the course of Purchaser’s review of the Property Information. The terms “Operating Statements,” and “Service Contracts” are defined in Exhibit C. Seller shall have the continuing obligation during the pendency of this Agreement to provide Purchaser with any document described in Exhibit C and coming into Seller’s or its property manager’s possession or produced by or for Seller after the initial delivery of the Property Information.

2.2. Due Diligence. Purchaser shall have until closing (the “Due Diligence Period”) in which to examine, inspect, and investigate the Property, and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is satisfactory to Purchaser to proceed with this transaction. Purchaser may terminate this Agreement pursuant to this Section 2.2 by giving written notice of termination to Seller on or before the last day of the Due Diligence Period, and in the event Purchaser terminates this Agreement, Purchaser shall promptly thereafter return to Seller all documents that Seller shall have provided to Purchaser in connection with the Property, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive such termination.

2.3. Access. Upon reasonable prior notice to Seller, Purchaser and its agents, employees, consultants, lenders and representatives shall have reasonable access to the Property and all books and records for the Property that are in Seller’s possession or control for the purpose of conducting surveys, appraisals, architectural, engineering, structural, mechanical, geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser; provided, however, Purchaser may not conduct any invasive testing without Seller’s prior written consent (which consent shall not be unreasonably withheld) and Seller shall have the right to accompany Purchaser during all activities conducted at the Property. Invasive testing shall include but not be limited to any testing, studies or inspections that may disturb the Property in a material respect or interfere with the use of the Building or Seller’s business. If any inspection or test disturbs the Property in a material respect, Purchaser will restore the Property to its condition before any such inspection or test. Purchaser shall provide to Seller, at Seller’s expense, copies of the results of all such inspections, studies or tests required by Purchaser. During the pendency of this Agreement, Purchaser and its agents, employees, consultants, lenders and representatives shall have a continuing right of reasonable access to the Property and any office where the records of the Property are kept, with at least two (2) days prior notice, for the purpose of examining and making copies, at Purchaser’s sole expense, of all books and records and other materials relating to the Property in Seller’s possession or control. Purchaser shall have the right to conduct a “walk-through” of the Property before the Closing upon at least two (2) days prior notice to Seller. In the course of its investigations, Purchaser may make inquiries concerning the Real Property to third parties, including, without limitation, representatives, contractors, parties to Service Contracts and municipal, local and other government officials and representatives in accordance with the terms of this Agreement, and Seller consents to such inquiries. Purchaser hereby indemnifies, protects, defends (with counsel reasonably acceptable to Seller) and holds Seller and the Property free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens, or expenses of any kind or nature whatsoever (“Claims”), to the extent caused by any entry and/or activities upon the Property by Purchaser, Purchaser’s agents, contractors and/or subcontractors, provided, however, Purchaser shall not indemnify Seller against any Claims caused by Seller’s negligence or willful misconduct, or Claims arising out of conditions that were present before Purchaser entered the Property, except to the extent that Purchaser’s activities (a) are unreasonable in the context of the information provided to Purchaser, or reasonably evident to Purchaser, with respect to such existing condition, and (b) exacerbate such existing conditions. The foregoing indemnity obligations shall survive the termination of this Agreement and the Closing.

2.4. Service Contracts. During the Due Diligence Period, Purchaser shall notify Seller as to which Service Contracts Purchaser will assume and which Service Contracts shall be terminated by Seller in Purchaser’s sole discretion. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts which Purchaser has elected to assume. Seller shall terminate at Closing all Service Contracts that are not so assumed, provided that such termination does not expose Seller to liability. Seller shall terminate at Closing, and Purchaser shall not assume, any property management or leasing agreement affecting the Property.

ARTICLE 3. TITLE AND SURVEY REVIEW

3.1. Delivery of Preliminary Title Report and Survey. Seller shall cause to be delivered to Purchaser on the Effective Date, any existing survey of the Land and the Building in Seller’s possession or control. Purchaser may, in its sole discretion, and at its sole expense, obtain a new ALTA-ACSM Urban survey of the Property (the “Survey”) prior to the expiration of the Due Diligence Period, including a certification addressed to Purchaser, substantially in the form attached hereto as Exhibit F. The Survey shall plot all plotable easements benefiting the Property. Purchaser may, in its sole discretion, obtain a preliminary title report (the “Preliminary Title Report”) issued by the Title Company. The Preliminary Title Report, the documents referred to therein, and the Survey are referred to herein collectively as the “Title Documents.”

3.2. Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Documents. Purchaser shall be entitled to object to any title matters shown in the Title Documents, in its sole discretion, by a written notice of objections delivered to Seller on or before the expiration of the Due Diligence Period. Purchaser shall notify the Seller before the expiration of the Due Diligence Period which title exceptions (excluding survey matters), if any, will not be accepted by Purchaser (the “Title Notice”). If Purchaser fails to notify Seller in writing of its disapproval of any exceptions before the expiration of the Due Diligence Period, Purchaser shall be deemed to have approved the condition of title to the Real Property. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have one (1) business day after receipt of the Title Notice to notify Purchaser of either of the following: (a) that Seller will remove all such objectionable exceptions from title on or before the Closing; (b) that Seller will remove certain objectionable exceptions from title on or before the Closing; or (c) that Seller elects not to cause such exceptions to be removed. If Seller fails to notify Purchaser within such one (1) business day period, then Seller shall be deemed to have made an election under the foregoing clause (c). Notwithstanding the foregoing or any other provision of this Agreement, all monetary obligations (including, without limitation, mechanics’ and materialmens’ liens or claims thereof, any liens or encumbrances that secure obligations for borrowed money and any exceptions or encumbrances to title which are created by or through Seller after the Effective Date) disclosed in the Preliminary Title Report constituting a lien against the Real Property are to be satisfied by Seller before Closing. With respect to any other objections, Seller will reasonably cooperate with Purchaser in curing such objections. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 5.2(f) hereof) or an endorsement thereto insuring Purchaser, in a manner acceptable to Purchaser, against any title exception which was disapproved pursuant to this Section 3.2 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) or (c) above, Purchaser shall have one (1) business day after the date of such notice in which to notify Seller that Purchaser will nevertheless proceed with the purchase in accordance with the provisions of this Agreement and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement and receive a refund of the Earnest Money. If Purchaser does not terminate this Agreement or deliver a Title Notice to Seller before the expiration of the Due Diligence Period pursuant to Section 2.2, then Purchaser shall have been deemed to have approved any title exception set forth in the Title Documents that Seller is not obligated to remove and Seller did not agree in writing to remove or cure. If after the expiration of the Due Diligence Period the Title Company revises the Preliminary Title Report or the surveyor revises the Survey, to add or modify exceptions, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the provision for their removal or modification satisfactory to Purchaser is not made. In such case, the Closing Date shall be extended for up to ten (10) days in order for Purchaser and Seller to determine if such exception can be resolved and to give Purchaser the opportunity to terminate this Agreement and receive a refund of the Earnest Money if the exception is not removed.

3.3. Permitted Exceptions and Endorsements. “Permitted Exceptions” means the following exceptions approved or deemed approved by Purchaser pursuant to this Agreement: real estate taxes not yet due and payable; and the exceptions approved (or deemed approved) by Purchaser pursuant to the terms of Section 3.2 above. For the avoidance of doubt, the general exceptions in the Preliminary Title Report will be removed upon issuance of the ALTA extended coverage title policy to be issued in this transaction and are not Permitted Exceptions. “Purchaser’s Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located: (1) owner’s comprehensive; (2) access; (3) survey (accuracy of survey); (4) location (survey legal matches title legal); (5) separate tax lot; (6) subdivision map act; (7) zoning 3.1, with parking and loading docks; (8) mechanic’s lien; (9) deletion of creditors’ rights exception; (10) endorsement over environmental protection liens; (11) utilities endorsement; (12) leasehold endorsement; and (13) such other endorsements as Purchaser may require during the Due Diligence Period based on its review of the Preliminary Title Report and Survey.

3.4. ALTA Statement. Seller shall execute at Closing an ALTA Statement (Owner’s Affidavit) and any other documents, undertakings or agreements, including a mechanic’s lien indemnity, customarily required by the Title Company to enable it to issue the Title Policy (as defined in Section 5.2(f) hereof) in accordance with the provisions of this Agreement.

ARTICLE 4. OPERATIONS AND RISK OF LOSS

4.1. Ongoing Construction Operations. The parties hereto acknowledge that during the pendency of this Agreement Seller shall continue the construction now progressing to completion at the premises. The agreed purchase price shall be adjusted to reflect any additional funds disbursed by the Seller to complete the construction. Seller further agrees that during the pendency of this Agreement:

(a) Maintenance of Insurance. Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

(b) New Contracts. Without Purchaser’s prior written consent in each instance, Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing.

(d) Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

4.2. Damage. All risk of loss with respect to the Property shall remain with Seller until the Closing and delivery of the Deed (as defined below) vesting title in Purchaser, when full risk of loss with respect to the Property shall pass to Purchaser. Seller shall promptly give Purchaser written notice of any damage to the Property, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage, provided that such damage is known to Seller. If such damage is not material, then the parties shall proceed to close this transaction, and Seller shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Seller for the damage, and shall transfer and assign any remaining insurance proceeds or rights thereto to Purchaser at the Closing. If such damage is material, Purchaser may elect (in its sole discretion) by notice to Seller given within ten (10) days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such ten (10) day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser. Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by Seller’s contractor (if Seller has engaged a contractor to perform the work), and otherwise by a contractor approved by both Purchaser and Seller, acting reasonably, exceeds $100,000. An affiliate of Seller may be engaged as Seller’s contractor, provided Seller discloses the relationship of such affiliate to Purchaser.

4.4. Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Property. By notice to Seller given within ten (10) days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property, and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election, Purchaser may terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, or proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5. CONDITIONS PRECEDENT

5.1. Conditions to Seller’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a) Representations. Purchaser’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b) Performance. As of the Closing Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made by Purchaser at Closing have been tendered;

(c) Other Condition. Any other condition set forth in this Agreement to Seller’s obligation to close shall have been satisfied by the applicable date.

5.2. Conditions to Purchaser’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a) Representations. Seller’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b) Performance. As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made by Seller at Closing have been tendered;

(c) Default. As of the Closing Date, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Purchaser under this Agreement;

(d) Physical Condition. The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted and subject to the additional construction to be performed, unless the alteration of said physical condition is caused by Purchaser during the due diligence inspections or the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Sections 4.2 and 4.3 shall govern;

(e) Title. Upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner’s Policy of title insurance, with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the date and time of the recording of the Deed (as defined below) vesting title in Purchaser, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Building and the Improvements, and Purchaser as holder of the leasehold interest in the Land and improvements, subject only to the Permitted Exceptions, and containing the Purchaser’s Endorsements (the “Title Policy”);

(f) Title Exceptions. Seller shall have cured all exceptions that it agreed to cure, or was deemed to have agreed to cure, in accordance with Section 3.2. In the event Seller has not cured such exceptions, in Purchaser’s sole discretion, Purchaser shall have the option to: (a) extend the Closing for up to thirty (30) days to allow Seller the opportunity to cure such exceptions which Seller has agreed to cure but has not yet cured, or (b) proceed with the Closing and receive a credit from Seller for the total cost to cure such exceptions;

(g) Bankruptcy. No proceeding has been commenced against Seller under the federal Bankruptcy Code or any state law for relief of debtors;

(h) Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court has been enacted, adopted, or issued which would adversely affect Purchaser’s use or development of the Property;

(i) Financial Condition. No event shall have occurred that would be reasonably likely to result in a material adverse change in the financial condition of the Seller on the Closing Date as compared to the financial condition of the Seller on the Effective Date;

(j) Board Approval. Purchaser shall have obtained approval from the board of directors of NanoViricides, Inc. to enter into this Agreement and to execute the documents contemplated hereby. Upon the expiration of the Due Diligence Period, this condition shall be deemed to have been satisfied; and

(k) Other Condition. Any other condition set forth in this Agreement to Purchaser’s obligation to close shall have been satisfied by the applicable date.

5.3. Failure of Condition Precedent. So long as a party is not in default beyond applicable notice and cure periods hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date and such condition is not cured within five (5) days after receipt of notice of default from the non-defaulting party, such non-defaulting party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date whereupon the Earnest Money shall be returned to Purchaser if Seller is the defaulting party or paid to Seller if Purchaser is the defaulting party, or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

ARTICLE 6. DEFAULT AND REMEDIES

6.1. Purchaser’s Defaults; Seller’s Remedies.

(a) In the event of a breach by Purchaser of its obligations under this Agreement to effect the Closing, which breach is not cured within five (5) days after Purchaser’s receipt of notice of default from Seller (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date) and Seller is willing, ready and able to perform its obligations hereunder, Seller’s sole remedy shall be to terminate this Agreement and receive and retain all Earnest Money and any earnings thereon as liquidated damages, not as a penalty. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF A BREACH BY PURCHASER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT SELLER’S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY PURCHASER SHALL BE TO RETAIN ALL EARNEST MONEY AND ANY EARNINGS THEREON AS LIQUIDATED DAMAGES.

Initials of Seller	Initials of Purchaser

(b) After Closing, in the event of a breach by Purchaser of its obligations under this Agreement that survive Closing, Seller may exercise any rights and remedies available at law or in equity.

6.2. Seller’s Defaults; Purchaser’s Remedies.

(a) In the event of a material breach by Seller of its obligations under this Agreement, which breach is not cured within five (5) days after Seller’s receipt of notice of default from Purchaser (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Purchaser may elect one of the following two remedies: (a) terminate this Agreement and receive: (i) a refund of the Earnest Money and any earnings thereon, plus (ii) reimbursement from Seller for Purchaser’s reasonable out of pocket costs incurred in connection with the negotiation of this Agreement, Purchaser’s diligence with respect to the Property, and Purchaser’s actions in furtherance of the transactions contemplated by this Agreement (provided that said sum recoverable as reimbursement shall not exceed fifty thousand dollars ($50,000)); or (b) enforce specific performance of this Agreement against Seller, including the right to recover reasonable attorneys’ fees. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO PURCHASER IN THE EVENT OF A BREACH BY SELLER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT IN THE EVENT PURCHASER SELECTS TO ENFORCE ITS REMEDIES UNDER (A) ABOVE, PURCHASER SHALL RECEIVE A REFUND OF ALL EARNEST MONEY AND ANY EARNINGS THEREON, AND PURCHASER’S OUT OF POCKET COSTS.

(b) After Closing, in the event of a breach by Seller of its obligations under this Agreement that survive Closing, Purchaser may exercise any rights and remedies available at law or in equity.

ARTICLE 7. CLOSING

7.1. Closing and Escrow. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, Escrow Agent shall immediately record and deliver the Deed and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement. The parties understand that the Closing shall occur in Woodbridge, Connecticut or such other location as the parties shall agree. If the closing is to be performed by electronic means, all necessary deliveries to escrow must be completed by 11:00 A.M. on the Closing Date.

7.2. Seller’s Deliveries in Escrow. On or before 11:00 A.M. on the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. That certain Special Warranty Deed substantially in the form of Exhibit G attached hereto (“Deed”), sufficient to vest title in Purchaser subject only to the Permitted Exceptions;

(b) Bill of Sale and Assignment of Contracts. A counterpart of the Bill of Sale and Assignment of Contracts substantially in the form of Exhibit H attached hereto (“Bill of Sale”), executed and acknowledged by Seller;

(c) Closing Certificate. A certificate from Seller in the form of Exhibit I attached hereto that contains an updated list of the Service Contracts to be assumed, each of which Seller shall certify to be true and correct as of Closing.

(d) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(e) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(f) Terminations. Subject to Section 2.5, terminations effective no later than Closing of those Service Contracts which Purchaser has elected not to assume;

(g) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller required by and reasonably satisfactory to Purchaser’s counsel and Escrow Agent;

(h) Indemnity. A mechanic’s lien indemnity, if required, in form reasonably satisfactory to the Escrow Agent and the Title Company; and

(i) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

7.3. Purchaser’s Deliveries in Escrow. On or before 11:00 AM on the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Bill of Sale and Assignment of Contracts. A counterpart of the Bill of Sale, executed by Purchaser;

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

(d) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

7.4. Closing Statements/Closing Costs.

(a) Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

(b) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(c) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

(ii) the owner’s title insurance premium for a standard title insurance policy;

(iii) the excise, recording, deed, imposed transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property under applicable state or local law, including, without limitation, any real estate excise tax;

(iv) all of its recording fees.

(d) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

(ii) the costs associated with the issuance of an extended title insurance policy and the Purchaser’s Endorsements;

(iii) the cost of the Survey; and

(iv) all of its recording fees.

7.5. Possession. At the time of Closing, Seller shall continue to possess the Property without interruption.

7.6. Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser or Purchaser’s property manager: originals of the Service Contracts (or copies thereof if originals are not available) and the following to the extent the same exist and are in Seller’s possession or control and pertain to the Property: copies or originals of all books and records of account, contracts, copies of correspondence with suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties; all advertising materials and booklets; and the original “as-built” plans and specifications for the Building and all other available plans and specifications and all operation manuals. Seller shall reasonably cooperate with Purchaser before and after Closing to transfer to Purchaser any such information stored electronically.

ARTICLE 8. PRORATIONS AND ADJUSTMENTS

8.1. Prorations. On or before Closing, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this Article 8. The items in Subsections (a) through (d) of this Section 8.1 shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

(a) Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property applicable to any period before the Closing Date, whether or not then due and payable.

(b) Service Contracts. Seller or Purchaser, as the case may be, shall receive a credit for regular charges under Service Contracts assumed by Purchaser pursuant to this Agreement paid and applicable to Purchaser’s period of ownership or payable and applicable to Seller’s period of ownership, respectively.

(c) Utilities. Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings for the period prior to the Closing Date. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date and such adjustment shall be re-prorated when the next utility bills are received.

8.2. Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

8.3. Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

8.4. Pre-Closing Expenses. Except as otherwise specifically provided in this Agreement or in any other written agreement that may be entered into between Seller and Purchaser, Seller has paid or will pay in full, prior to Closing (or promptly following receipt of a bill therefor if not received by the Closing), all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed by Seller under any and all agreements affecting the Property have been or will, by the Closing, be completed (except as otherwise provided in Section 4.3) and paid for in full by Seller.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

9.1. Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing as a Delaware corporation. Seller is in good standing and is qualified to do business in the state in which the Real Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and the NPS Lease and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing, including the NPS Lease, will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller or the Property which is in conflict with this Agreement or the NPS Lease, or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or the NPS Lease. There is not now pending or, to the best of Seller’s knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against Seller that would prevent Seller from performing its obligations hereunder or against or with respect to the Property. No condemnation, eminent domain or similar proceedings are pending or, to Seller’s knowledge, threatened with regard to the Property. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

(c) Leases. Seller is the sole occupant of the Property. As of the date hereof, there are no tenants under any leases affecting the Real Property and there are no lease or occupancy agreements affecting any portion of the Real Property.

(d) Service Contracts; Operating Statements. The list of Service Contracts, if any, to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete as of the date of its delivery. The documents constituting the Service Contracts that are to be delivered to Purchaser are true, correct and complete copies of all of the Service Contracts affecting the Property. Neither Seller nor, to the best of Seller’s knowledge, any other party is in default under any Service Contract. The Operating Statements to be delivered to Purchaser pursuant to this Agreement, if any, will show all items of income and expense (operating and capital) incurred in connection with Seller’s ownership, operation, and management of the Property for the periods indicated and will be true, correct, and complete in all material respects.

(e) Legal Compliance. Seller has all material licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Property. Seller has received no written notice that the Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property. Seller has not received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Property which have not been corrected to the satisfaction of the issuer of the notice.

(f) Environmental. Seller has no knowledge of, and has received no notice of, any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property in violation of Environmental Laws. Seller has not used the Property or any part thereof for the release, generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. There are no underground storage tanks located on the Property. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law and Phase I and Phase II Environment Document file.

(g) Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

(h) Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, and the Permitted Exceptions, and the Service Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Purchaser after Closing. Copies of Property Information delivered to Purchaser pursuant to Section 2.1 hereof are or will be true, correct and complete. Seller has delivered to Purchaser all books, notices, documents and agreements pertaining to the Property that are in Seller’s possession. To Seller’s knowledge, the Property Information does not contain a material misstatement of fact or omit to state a fact necessary in order to make the statements therein not misleading in any material respect. Seller is not aware of any current fact or circumstances pertaining to the condition of the Property that (1) have not been disclosed to Purchaser, or will not be disclosed to Purchaser pursuant to the Property Information, and (2) in Seller’s reasonable opinion have a material adverse impact on the value of the Property. Notwithstanding the foregoing, Purchaser agrees that, so long as Seller discloses the foregoing information in a manner which is not misleading in any material respect, Purchaser shall be fully responsible for all information that is: (a) readily apparent from a review of the Property Information delivered to Purchaser pursuant to Section 2.1, the Survey, the Preliminary Title Report and/or any reports or studies obtained by Purchaser; (b) apparent from an inspection of the Building, and/or (c) otherwise disclosed to Purchaser.

(i) ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

(j) Zoning. The Property’s zoning classification is Research Park, and permits the use of the Property in the manner in which it is currently being used. There is no proceeding pending or, to Seller’s knowledge, threatened, to modify the zoning for the Property.

9.2. Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Connecticut Limited Liability Company, in good standing and will be qualified to do business in the state in which the Real Property is located on the Closing Date. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) “As-Is” Purchase. Purchaser is an experienced commercial real estate owner and, except as set forth in this Agreement or in any document executed at Closing pursuant to or in connection with this Agreement, shall rely solely upon its own evaluation and investigation of the condition and all aspects of the Property. Purchaser acknowledges that this Agreement grants to Purchaser the opportunity to fully evaluate the condition and all aspects of the Property. Purchaser has asked for, and has obtained in this Agreement, disclosure of information and documents regarding the Property which is in Seller’s possession or control. Accordingly, except to the extent that Seller fraudulently or intentionally conceals or makes misrepresentations as to the condition or suitability of the Property and except for Seller’s representations and warranties set forth in this Agreement and the warranties set forth in any closing documents delivered to Purchaser from Seller, Purchaser acknowledges that it is not relying upon any representations of Seller as to the condition of the Property or its suitability for Purchaser’s intended use. Subject to the foregoing, in the event Purchaser does not terminate this Agreement pursuant to Section 2.2 above, Purchaser shall be deemed to accept the Property “as is” in all respects and without representation and warranty except as specifically set forth in this Agreement.

(d) Assumption. See Exhibit ____

9.3. Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 and the Right of First Refusal granted pursuant to Article 1, are made as of the Effective Date and are remade as of the Closing Date, and such representations and warranties (and any representations and warranties in any other documents delivered to Purchaser pursuant to the provisions of this Agreement) shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing.

ARTICLE 10. MISCELLANEOUS

10.1. Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller’s consent to an Affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term “Affiliate” means (i) an entity that directly or indirectly controls, is controlled by or is under common control with Purchaser, or (ii) a partnership or other entity in which Purchaser or an entity described in (i) is a partner or other owner; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

10.2. Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3. Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

10.4. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5. Governing Law and Venue. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the state of Connecticut and venue and jurisdiction in any action involving, relating to or arising from this Agreement shall lie solely and exclusively with the courts in the County of Fairfield, State of Connecticut..

10.6. Survival. The provisions of this Agreement and the obligations of the parties not fully performed at the Closing shall survive the Closing for one year and shall not be deemed to be merged into or waived by the instruments of Closing. Any claim for performance of an obligation after Closing shall be barred and shall lapse unless a claim is made in writing, with a description of the claim made, on or before the first anniversary of Closing.

10.7. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.8. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought. For the avoidance of doubt, copies of signed instruments that are electronically transmitted constitute a writing for this purpose.

10.9. Time of the Essence. Time is of the essence in the performance of this Agreement.

10.10. Time. All times, whenever specified herein, shall be local time in San Diego, California.

10.11. Confidentiality. Subject to Section 10.12, (i) the parties agree to keep all negotiations and the terms of this Agreement confidential, and shall not disclose such terms to any person, without the prior written approval of the other party, and (ii) Purchaser agrees that the books, records and other information relating to the Property reviewed by or delivered to Purchaser as well as the results from all studies, tests and inspections conducted on the Real Property by Purchaser or its representatives are confidential information under this Agreement and shall not be disclosed nor used by Purchaser except in furtherance of completing the transactions contemplated by this Agreement. The confidentiality obligations set out in this Section 10.11 shall survive the termination of this Agreement and the Closing.

10.12. Press Release. Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by law, including the federal securities laws, applicable stock exchange requirements or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto. Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

10.13. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith, whether incurred prior to, during or subsequent to any bankruptcy, receivership, reorganization, appellate, or other legal proceeding.

10.14. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Exhibit K. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile on a business day, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

10.15. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.16. Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

10.17. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5 p.m.

10.18. Public Company Requirements. Upon Purchaser’s request, for a period of two (2) years after Closing, Seller shall make any books and records of the Property remaining in possession of Seller available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information in connection with this Agreement and/or the Property as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Purchaser to comply with applicable filing requirements of the Securities and Exchange Commission. Purchaser or its designated independent or other accountants may audit the operating statements of the Property, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit and shall provide to Purchaser’s auditors a representation letter from Seller or its representative reasonably satisfactory to Purchaser’s auditors in connection with such audit.

10.19. Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or other electronic means is to be treated as an original document.  The signature of any party on any such document, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

10.20. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

10.21. Approval. To the extent any approval or consent shall be required in this Agreement such approval or consent shall not be unreasonably withheld, unless the terms of and conditions of such approval or consent are to the sole discretion of such party.

10.22. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE: 1 CONTROLS DRIVE PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

SELLER:		PURCHASER:

INNO-HAVEN, LLC, a Connecticut Limited Liability Company		NANOVIRIDES, INC., a Nevada corporation

By		By
Name:	Anil R. Diwan	Name:	Eugene Seymour
Title:	Member	Title:	Chief Executive Officer